UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

AFFYMETRIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28218	77-0319159
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

(408) 731-5000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Amended and Restated Agreement and Plan of Merger

On May 3, 2012, Affymetrix, Inc. (“Affymetrix”), Excalibur Acquisition Sub, Inc., a wholly-owned subsidiary of Affymetrix (“Merger Subsidiary”), eBioscience Holding Company, Inc. (“eBioscience”), and a representative of the securityholders of eBioscience (the “Securityholders’ Representative”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into eBioscience (the “Merger”), with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. The Merger Agreement amends and restates in its entirety the terms and conditions of that certain Agreement and Plan of Merger dated November 29, 2011 among the same parties. Affymetrix will pay approximately $315 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Merger Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Merger. A portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period.

eBioscience’s board of directors has unanimously approved the Merger Agreement. The Merger is expected to close late in the second quarter of 2012, and is subject to customary closing conditions, including Affymetrix’s receipt of financing for the Merger. The Merger Agreement contains certain termination rights for both eBioscience and Affymetrix, and further provides that upon termination of the Merger Agreement under specified circumstances, Affymetrix will pay to eBioscience a termination fee of $15 million. In addition, the Merger Agreement contemplates Affymetrix will fund the transaction with a senior secured financing of $75 million and the proceeds of additional financing expected to be completed by Affymetrix prior to closing.

In connection with the foregoing, Affymetrix entered into a commitment letter (the “Commitment Letter”) with General Electric Capital Corporation and Silicon Valley Bank (collectively, the “Lenders”), as well as certain securities affiliates of the Lenders, pursuant to which the Lenders have committed to provide senior secured credit facilities to Affymetrix as the borrower in an aggregate amount of $90 million, comprised of (i) $75 million under a five-year term loan facility (the “Term Loan”) and (ii) $15 million under a five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). The Credit Facilities will be used to finance a portion of the transaction contemplated by the Merger Agreement, repay eBioscience’s existing credit facilities, pay fees and expenses incurred in connection with the foregoing and with the Credit Facilities and, in the case of any loans under the Revolving Credit Facility made after the closing date of the Merger, for working capital and general corporate purposes. The Lenders’ commitment to provide the Credit Facilities is subject to several conditions including, without limitation, (i) the nonoccurrence of a material adverse effect on Affymetrix, eBioscience and their respective subsidiaries, taken as a whole, (ii) Affymetrix's satisfaction of specified consolidated senior and total leverage tests, (iii) the completion of definitive documentation mutually acceptable to Affymetrix and the Lenders, (iv) the receipt by Affymetrix of at least $115 million in gross proceeds from additional financing and (v) other customary closing conditions.

This report shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward Looking Statements

This report includes forward-looking statements regarding the acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular statements regarding whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: satisfaction of conditions to the closing of the acquisition, satisfaction of conditions to the debt financing of the acquisition and the risks that are described in Affymetrix’s reports filed with the Securities and Exchange Commission (“SEC”), including the annual report on Form 10-K for the year ended December 31, 2011. This report speaks only as of its date and Affymetrix disclaims any duty to update the information herein other than as required by applicable law or regulation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

By:	/s/ JOHN F. RUNKEL, JR.
	Name:	John F. Runkel, Jr.
	Title:	Executive Vice President and
General Counsel

Dated: May 3, 2012